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                             EPL Technologies, Inc.


                                  EXHIBIT 11.0

                 Computation of Basic Earnings per Common Share
                      and Diluted Earnings per Common Share



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                                  EXHIBIT 11.0

EPL TECHNOLOGIES, INC.

COMPUTATION OF BASIC LOSS PER COMMON SHARE AND
DILUTED LOSS PER COMMON SHARE
(in thousands except per share data)
--------------------------------------------------------------

                                                Twelve Months Ended December 31,
                                                --------------------------------
                                                  2000        1999        1998
                                                --------    --------    --------
Net loss                                        $(24,262)   $(14,416)   $ (7,781)

Deduct:
Accretion, discount and dividends
 on preferred stock                                1,548       1,202       2,754
                                                --------    --------    --------

Net loss for common shareholders                $(25,810)   $(15,618)   $(10,535)
                                                ========    ========    ========

Weighted average number
  of common shares outstanding                    32,575      14,222      10,599
                                                ========    ========    ========

Basic loss per share                            $  (0.79)   $  (1.10)   $  (0.99)
                                                ========    ========    ========


Net loss for diluted loss
 per share computation                          $(24,262)   $(14,416)   $ (7,781)

Weighted average number
  of common shares outstanding                    32,575      14,222      10,599

Common share equivalent applicable to:
  Series A convertible preferred stock                24          40         531
  Series C convertible preferred stock                             0          13
  Series D convertible preferred stock                 0       3,615       1,238
  Series A warrants                                    0          15          15
  Series D warrants                                    0         202         202
  Other warrants                                   6,148          62          75
  Stock options                                      204       2,039       1,831
  Convertible debt                                    83           0           0
Less common stock acquired
  with net proceeds                                3,225       5,973       2,534

Weighted average number of common shares
  and common share equivalent used to compute   --------    --------    --------
  diluted loss per share                          35,809      17,222      11,970
                                                ========    ========    ========

Diluted loss per share                          $  (0.68)   $  (0.65)   $  (0.65)
                                                ========    ========    ========